Exhibit 10.1

MONOLITHIC POWER SYSTEMS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) by and between Bernie Blegen (the “Executive”) and Monolithic Power Systems, Inc. (the “Company”), is entered into as of July 19, 2016.

RECITALS

WHEREAS, the Company and the Executive entered into an offer letter effective on August 22, 2011 (the “Offer Letter”).

WHEREAS, the Company and the Executive desire to supersede and replace the Offer Letter in light of Executive’s new position and greater responsibilities as a Section 16 Officer of the Company.

NOW, THEREFORE, the Company and the Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

1.            Certain Definitions. For purposes of this Agreement:

(a)             “Cause” means (i) the Executive’s failure to perform the duties or responsibilities of the Executive’s employment, in any material respect, as reasonably required or directed by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer (the “CEO”), which failure is not cured within thirty (30) days following written notice to the Executive of the poor performance describing in reasonable detail the poor performance; (ii) the Executive personally engaging in illegal conduct that is detrimental to the Company; (iii) the Executive being convicted of or pleading nolo contendere to a felony or other crime involving moral turpitude; or (iv) the Executive committing a material act of dishonesty, fraud or misappropriation of property.

(b)             “Change in Control” means the occurrence of (a) a change in the ownership of the Company, (b) a change in the effective control of the Company, or (c) a change in the ownership of a substantial portion of the assets of the Company, as such terms are defined in Treasury Regulation Section 409A-3(i)(5), but only to the extent that such change also constitutes one or more of the following events:

(i)     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii)     The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)     A change in the composition of the Board occurring within a twelve (12) month period, as a result of which less than a majority of the directors are Incumbent Directors.  “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination; or

(iv)     The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(c)              “Disability” means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(d)             “Good Reason” means, Executive’s termination of employment within ninety (90) days following the expiration of any cure period (as discussed below) following the occurrence of one or more of the following, without the Executive’s written consent, (i) a material reduction by the Company in the Executive’s base compensation as in effect immediately prior to such reduction, except where a substantially equivalent percentage reduction in base salary is applied to all other officers of the Company; (ii) a material, adverse reduction in the Executive’s authority, responsibilities or duties, as measured against the Executive’s authority, responsibilities or duties immediately prior to such change; or (iii) a material change in the geographic location at which the Executive must perform services (that is, the relocation of the Executive’s place of work to a facility or a location more than fifty (50) miles from the Executive’s then-present work location), but only if such relocation results in an increased one-way commute of at least fifty (50) miles based on the Executive’s primary residence at the time such relocation is announced. The Executive will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of notice of the event that the Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

2.            Employment and Duties. The Executive shall be appointed Vice President and Chief Financial Officer of the Company as of July 19, 2016 (“Effective Date”). The Executive shall report to the Chief Executive Officer (the “CEO”), and shall assume and discharge such responsibilities as are mutually agreed upon by the Executive and the CEO, and consistent with such office and position. The Executive shall perform faithfully the duties assigned to the Executive to the best of his or her ability.

3.    Compensation.

a) In consideration of the Executive’s services, the Executive shall be paid a base salary at the rate of $260,000 per year during the period of employment (as adjusted from time to time, the “Base Salary”), to be paid in installments in accordance with the Company’s standard payroll practices.  This Base Salary shall be reviewed at least annually by the Compensation Committee on the same basis and at the same time as the Compensation Committee shall review the compensation of other executive officers of the Company.

(b) Subject to approval by the Compensation Committee, the Executive will be eligible, from time to time, to receive equity awards under the Company’s 2014 Equity Incentive and such related grant agreements.

(c) The Executive will be eligible to participate in the Company bonus plan.  Currently, the Executive’s annual target bonus will be earned based on achievement of personal and Company-specific performance objectives and is paid on the date established by the Board, CEO or the Compensation Committee of the Board, subject to the Executive’s continued Company employment through such payment date, except as otherwise specifically provided in this Agreement.

4.     At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue at all times to be at-will, as defined under applicable law, meaning that either the Executive or the Company may terminate the Executive’s employment at any time and for any reason without any liability therefore, except as expressly provided in this Agreement. If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.

5.     Benefits. The Executive, together with the Executive’s spouse and dependent children, if any, shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plans of the Company that are available to other executive officers in each case pursuant to the terms and conditions of each such plan or program to the extent that the Company determines that participation on such terms and conditions would not result in unintended tax consequences.  The Executive shall also be eligible to accrue paid time off in accordance with company policies, which currently provides for twenty (20) days of paid time off (PTO) to be accrued each year.

6.     Termination for Cause and Voluntary Termination without Good Reason. In the event that the Executive resigns from the Company without Good Reason, or the Company terminates the Executive’s employment for Cause, the Executive shall not receive any compensation or benefits under this Agreement on account of, or after, such termination, except as required by applicable law. The Executive’s rights under any applicable Company benefit plans upon such termination shall be determined under the official terms of the respective benefit plans.

7.     Termination without Cause and Voluntary Termination with Good Reason. If (i) the Company terminates the Executive’s employment without Cause or the Executive resigns from the Company for Good Reason, then subject to Section 7(c), the Executive shall receive severance payments and partially-accelerated vesting of certain equity grants (together the “Severance Benefits”) pursuant to sub-sections 7(a) and (b) below.

(a) Severance Payments. After the date of such termination, the Company shall, for a period of six (6) months following the date of such termination, (i) continue to pay the Executive at a rate based on the Executive’s then-current Base Salary and target annual bonus, in installments in accordance with the Company’s standard payroll practices (as in effect immediately prior to such termination, ignoring any reduction that forms the basis for Good Reason), and (ii) pay the Executive and the Executive’s dependents’ COBRA premiums under all Company-sponsored group health plans (other than the Company’s Flexible Spending Account) that such individuals are enrolled in at the time of such termination (unless the Company determines in its sole discretion that such payment of COBRA premiums could result in the imposition of any additional tax on the Executive, in which case the Company will instead reimburse the Executive for the cost of the Executive’s and the Executive’s dependents’ COBRA premiums, with such reimbursements to be made within thirty (30) days of the date such premiums are made, subject to applicable tax withholdings). In the event such termination occurs within one (1) year following a Change in Control, then such payments and benefits shall continue for a period of one (1) year after the date of such termination. Notwithstanding the foregoing, however, (A) payments and benefits under clauses (i) and (ii) shall terminate immediately upon the date the Executive commences to provide services to another entity for compensation, whether present or deferred, and the Executive shall provide the Company with written notice of the Executive’s acceptance of such a service provider position within three (3) days thereof and (B) benefits under subsection (ii) shall cease on the date that the Executive (or the Executive’s dependents, as applicable) ceases to be eligible for COBRA continuation coverage under the normal COBRA rules.

(b) Vesting Acceleration. Effective on such termination, the Executive shall receive accelerated vesting equivalent to six (6) months of service beyond the date of Executive’s termination with respect to the shares subject to any grant of restricted stock, restricted stock units, performance stock units or stock options (each, an “Equity Grant”) granted to the Executive, regardless of whether granted prior to, coincident with, or after, the Effective Date; provided, however, that in the event such termination occurs on or within one (1) year following a Change in Control, then one hundred percent (100%) of the remaining shares subject to each such Equity Grant shall become vested in full and the period during which the Executive is permitted to exercise (if applicable) any such Equity Grant shall be extended until the earlier of (i) ten (10) years from the date of grant, or (ii) the expiration date of such Equity Grant (as of the date of grant). With respect to any performance-based awards, the acceleration provided for in this paragraph is solely with respect to time-based vesting, and the determination of satisfaction of any performance criteria shall be governed by the terms of the underlying performance program.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance payable to the Executive, if any, pursuant to this Agreement will be payable until the Executive has a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and any guidance promulgated thereunder (“Section 409A”)).

(ii) Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination (other than due to death), then any payments and benefits that are due in connection with such termination, whether under this agreement or otherwise, that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and that are otherwise payable within the first six (6) months following the Executive’s separation from service will become payable on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following the date of the Executive’s separation from service, with the balance paid thereafter in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service but prior to the six (6) month anniversary of the separation, then any Deferred Compensation Separation Benefits delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the original payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iv) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(v) “Section 409A Limit” will mean the lesser of two (2) times: (A) the Executive’s annualized compensation based upon the annual rate of pay paid to the Executive during the Executive’s taxable year preceding the Executive’s taxable year of the Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

8.      Death. In the event of the Executive’s death, except as required by applicable law, the Company shall have no obligation to pay or provide any compensation or benefits under this Agreement. The Executive’s rights under the Company’s benefit plans in the event of the Executive’s death shall be determined under the official provisions of such benefit plans.

9.      Disability. In the event of the Executive’s Disability, except as required by law, the Company may terminate the Executive’s employment and no compensation or benefits will be paid or provided to the Executive under this Agreement. The Executive’s rights under the Company’s benefit plans shall be determined under the official provisions of such benefit plans.

10.     Other Activities. The Executive shall devote substantially all of the Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to the Executive pursuant to this Agreement, except for vacations, holidays and sickness. However, to the extent that doing so does not materially interfere with the Executive’s obligations to the Company, the Executive may devote a reasonable amount of the Executive’s time to civic, community, or charitable activities and, with the prior written approval of the Company, serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this paragraph, but only to the extent that such businesses or activities are not competitive with the Company’s actual or planned business activities.

11.     Proprietary Information. During the period of employment and thereafter, the Executive shall not, without the prior written consent of the Company, disclose or use for any purpose (except in the course of the Executive’s employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company or any of its affiliates or subsidiaries. The Executive has previously executed the Company’s form of Proprietary Information Agreement, which remains in full force and effect. The provisions of this Section 11 shall survive the termination of this Agreement and the Executive’s employment with the Company.

12.     Better After Tax. If any payment or benefit the Executive would receive in connection with change in control transaction from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount ((A) or (B)), after taking into account all applicable federal, state, provincial, foreign and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of stock awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid. Within any such category of Payments (that is, (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the applicable type of stock award (i.e., earliest granted stock awards are cancelled last).

13.     Arbitration. Except as set forth in this Section 13, the Company and the Executive agree to resolve any disputes by binding arbitration. The Company and the Executive understand that this agreement to arbitrate covers all disputes that the Executive may have against the Company or its related entities or employees, including those that relate to the Executive’s employment or termination of employment (for example claims of unlawful discrimination or harassment). The arbitration will be conducted by an impartial arbitrator experienced in employment law (selected from the JAMS panel of arbitrators) in accordance with JAMS’ then-current employment arbitration rules (except as otherwise provided in this agreement). The Company and the Executive waive the right to institute a court action, except for requests for injunctive relief pending arbitration, and understand that they are giving up their right to a jury trial. The arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations. The Company will pay any filing fee and the fees and costs of the arbitrator, unless the Executive initiates the claim, in which case the Executive only will be required to contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in the California. Each of the Company and the Executive shall be responsible for their own attorneys’ fees and costs; however, the arbitrator may award attorneys’ fees to the prevailing party, if permitted by applicable law. This arbitration agreement does not prohibit either the Company or the Executive from filing a claim with an administrative agency (e.g., the EEOC), nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure. The arbitration shall take place in Santa Clara County, California, unless the parties agree otherwise.

14.     Governing Law. To the extent not governed by U.S. federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state, without regard to principles of conflicts of laws.

15.     Entire Agreement. This Agreement, the Proprietary Information Agreement and all existing Equity Grants represent the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements as to the subject matter hereof and thereof, whether written or oral including, but not limited to, the Offer Letter, which is hereby superseded and replaced in its entirety.  No modification or amendment to this Agreement will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in the Executive’s duties, salary or compensation will not affect the validity or scope of this Agreement. The Executive understands and agrees that the Company may, in its sole discretion, amend or terminate any Company-sponsored executive benefit plans.

16.     Notices. Notices and all other communications contemplated by this Agreement shall be in writing (including electronic writing). For non-electronic communications, such communications shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its CEO.

17.     Waiver etc. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

18.     Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

19.     Counterparts. This Agreement may be executed in counterparts, which together will constitute one instrument.

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The parties have executed this Agreement as of the date first above written.

MONOLITHIC POWER SYSTEMS, INC.

By: /s/Michael Hsing Name: Michael Hsing Title: President and CEO

“Executive”

By: /s/ Bernie Blegen Name: Bernie Blegen